REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To   the		Board  of  Directors  and  Shareholders  of  BBH   Prime
Institutional
	Money Market Fund (formally BBH Common Settlement Fund):
In planning and performing our audit of the financial statements of BBH  Prime  Institutional Money Market Fund  (formally  BBH
Common Settlement Fund) (the "Fund") for the year ended June 30,
2004  (on which  we  have  issued  our  report dated  August  13,
2004),  we considered  its internal control, including control activities  for safeguarding  securities,  in  order  to
determine  our   auditing procedures  for  the  purpose  of
expressing  our  opinion  on  the financial statements and to comply with the requirements of Form NSAR, and not to provide assurance on the Fund's internal control.
The  management  of  the Fund is responsible for  establishing and maintaining  internal control.  In fulfilling this
responsibility, estimates  and judgments by management are
required to  assess  the expected  benefits  and  related  costs
of  controls.   Generally, controls  that  are relevant to an
audit pertain  to  the  entity's objective  of preparing financial statements for external  purposes that  are fairly presented in conformity with accounting principles generally accepted in the
United States of America.  Those controls include	the
safeguarding   of   assets   against   unauthorized
acquisition, use or disposition.
Because	of   inherent  limitations  in  any   internal   control,
misstatements due to error or fraud may occur and not be  detected.
Also,  projections of any evaluation of internal control to
future periods  are  subject  to the risk that the  internal control  may become  inadequate  because of changes in conditions or  that  the degree of compliance with policies or procedures deteriorate.
Our   consideration  of  the  Fund's  internal  control  would
not necessarily disclose all matters in internal control that might  be material  weaknesses  under  standards established  by the  Public Company  Accounting  Oversight Board (United States).
	A  material
weakness is a condition in which the design or operation of one or more  of  the  internal control components does  not  reduce to  a relatively low level the risk that misstatements caused by error or fraud  in  amounts  that  would  be material  in relation  to  the financial  statements being audited may occur and not  be  detected within  a  timely  period  by employees in  the  normal  course  of performing their assigned functions.
However, we noted no  matters involving  the Fund's internal control and its operation, including controls  for  safeguarding securities,  that  we  consider  to  be material weaknesses as
defined above as of June 30,	2004.
This report is intended solely for the information and use of management, the Board of Directors and Shareholders of BBH
Prime Institutional  Money  Market Fund (formally BBH  Common
Settlement Fund), and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
DELOITTE & TOUCHE LLP
Boston, Massachusetts
August 13, 2004